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                                                                    Exhibit 10.2

                          CONSULTING SERVICES AGREEMENT

This Agreement, made as of June 25, 2003 between Raymond A. Tucker, hereinafter referred to as the "Consultant," and H.B. Fuller Company, hereinafter referred to as the "Company."

                               W I T N E S S E T H

WHEREAS, Company and Consultant desire to enter into an agreement for the performance by Consultant of services for Company.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

     1.   STATEMENT OF WORK
          Consultant shall perform the services listed below during the term of this Agreement for up to thirty (30) days per year. For purposes of this Section 1, one day will equal 10 hours. The Company will provide consultant reasonable notice of its desire to use his services.

          (a) Advise Company on general business matters, including potential acquisition candidates that may be identified, from time to time, by the Company.

          (b) Review materials on possible acquisition targets, and if requested by the Company, participate in management meetings and "due diligence" activities.

          (c) At Company's option, and at Company's pleasure, Consultant may serve on the Board of Directors of EFTEC North America, L.L.C., provided
     (i) Consultant shall advise Company, prior to taking any official action in such position, and (ii) in any official action, Consultant shall act in accordance with the Company's direction.

          (d) Perform such other consulting and or advisory functions as requested by the CEO of the Company.

     2.   CONSIDERATION
In consideration of Consultant's services to Company, Company shall request and obtain a resolution by the Company's Board of Directors or by the Compensation Committee of the Board of Directors of Company, such that the stock options for the purchase of Common Stock pursuant to the H.B. Fuller Company 1992 and 2000 Stock Incentive Plans as amended by the Amendment to Non-Qualified Stock Option Agreements (the "Amendment") granted to Consultant while employed by the Company pursuant to written agreements, shall vest, and become exercisable pursuant to the terms of the Amendment. The Company shall reimburse Consultant for movement of household goods in accordance with the terms of the Company policy on relocation. In addition, Company shall reimburse Consultant for travel and other reasonable expenses in accordance with the H.B. Fuller Company policy, except that international travel shall be permitted in business class, with the understanding that no expenses will be incurred by the Consultant without the prior written authorization of a member of the Company's Executive Committee.

     3.   TERM AND TERMINATION
This Agreement shall commence upon the date of Consultant's resignation from employment with the Company and shall terminate no later than the second anniversary of Consultant's resignation. Company may at its option release Consultant from his obligations hereunder at any time during the term of the Agreement.

     4.   STATUS OF CONSULTANT
This Agreement is made with Consultant as an independent contractor and not as an employee of Company. Consultant understands and agrees that Company will not provide Consultant with Worker's Compensation, Unemployment Insurance, State Disability Insurance, public liability insurance or any other benefits or coverage that may be available to employees of Company, unless specifically provided herein. Consultant shall clearly

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represent himself as a consultant, and not an employee or agent and shall refrain from incurring liabilities or obligations of any kind in the name, or on behalf, of Company, except as Consultant may be so authorized in advance in writing by a member of the Company's Executive Committee. Consultant shall not direct the work of any employee of the Company, or make any management decisions, or undertake to commit the Company to any course of action in relation to third parties. Consultant shall indemnify Company for any out of pocket expenses incurred by Company due to Consultant's breach of this provision.

     5.   PROPRIETARY INFORMATION
The work for which Consultant is engaged may include access to knowledge and information of a proprietary nature to Company. Consultant agrees to keep such knowledge and information in confidence and shall not, except as required in Consultant's performance under this Agreement, or as previously authorized in writing by Company, publish, disclose or make use of or authorize anyone else to publish, disclose or make use of such information or knowledge, unless and until such information or knowledge shall have ceased to be proprietary as evidenced by general public knowledge. This prohibition as to publication and disclosure shall not restrict Consultant in the exercise of his technical skill, providing that the exercise of such skill does not involve the disclosure to others of information considered proprietary to Company. Consultant shall, upon demand or upon termination of this Agreement, promptly surrender any such information which is in tangible form to Company. Any violation of this section will constitute irreparable injury for which damages are an inadequate remedy, and in the event of any such violation, Company will be entitled to injunctive relief and to such other remedies as may be available at law or equity.

In addition, Consultant agrees that all information, facts or occurrences relating to all formulas, processes, customer lists, computer user identifiers and passwords, and all purchasing, engineering, accounting, marketing and other information, not generally known and proprietary to Company, including but not limited to, information relating to research, development, manufacturing, marketing or sale of Company's products shall be and are hereby deemed to be confidential information ("Confidential Information") of Company, and Consultant agrees not to use or disclose any Confidential Information except by written consent of Company.

     6.   NON-SOLICITATION
Consultant agrees that during the term of this Agreement and for a period of one year following the termination of this Agreement, he will not induce, attempt to induce, or in any way assist or act in concert with any other person or organization in inducing or attempting to induce any employee or agent of Company to terminate such employee or agent's relationship with Company. During such period of time, Consultant agrees that he will not make any offers of employment or assist or act in concert with any other person or organization in making offers of employment to any person who, at the time of such offer, is currently in an employment or agency relationship with Company.

     7.   ACKNOWLEDGEMENT REGARDING SECURITIES LAWS
Consultant acknowledges that he is aware that the applicable securities laws prohibit any person who has received from an issuer material non-public information, from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

     8.   RECORDS AND REPORTS
Consultant shall cause to be kept complete memoranda, either in written or electronically recorded form, of all work done in connection with all projects hereunder, including notes or other materials used in the preparation of such memoranda. All such memoranda, electronic recordings, notes and other information shall belong to Company and shall be available to Company at all times. Upon completion of each task or project, Consultant shall furnish to Company a full and final report with respect thereto, together with all supporting records and notes.

     9.   CONFLICTING ASSIGNMENTS
Consultant agrees to refrain from accepting assignments from any person, firm or corporation during the term of this Agreement which, in Company's sole opinion, would conflict with, or impair an unbiased performance of Consultant's duties under this Agreement, or would constitute a breach of any non-competition or non-solicitation obligation under any other agreement between Company and Consultant. Consultant is free to

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accept other work assignments or employment opportunities that do not violate the requirements of this paragraph.

     10.  RELEASE
In consideration of the promises, agreements and covenants contained herein, Consultant, on behalf of himself, his heirs, assigns, spouses, representatives, and agents does hereby fully release and forever discharge Company, and its respective officers, employees and directors, both current and former from any and all liability, remedies, claims for relief, demands, actions, causes of action, suits, grievances, arbitrations and administrative proceedings under every local, state, or federal law, statute, ordinance or common law, and any and all other claims of any kind or nature whatsoever occurring as of the date of this Agreement, whether in law or in equity, contract or tort, known or unknown, asserted or unasserted, suspected or unsuspected, of any kind or nature whatsoever which Consultant may now have or hereafter have or claim to have against Company for, upon, or by reason of any matter, event, cause or thing occurring prior to the date of this Agreement, including without limitation, any and all claims of any kind arising out of or in anyway relating to Consultant's employment with Company, and further including without limitation:

     (a) Any claims, demands, or causes of action arising under, or any claim for relief on the basis of, an alleged violation of the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, as amended, the Employee Retirement Income Security Act, Title 42 U.S. Section 1985, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, the Minnesota Human Rights Act, and/or any other federal, state or local statute, ordinance, or regulation dealing in any way with employment or employment discrimination;

     (b) Any claims, demands, or causes of action on the basis of any breach of an express or implied employment contract under the common law of the State of Minnesota, or any other state, or on the basis of any claim of defamation, wrongful discharge and/or any other common law, statute or tort or any other claim whatsoever arising out of or in any way relating to Consultant's employment with Company or any other occurrence prior to the date of this Agreement, but excluding claims which Consultant cannot by law waive and claims for breach of this Agreement.

It is specifically agreed and understood that Consultant is not waiving or releasing any right he may have under Company's corporate undertakings or pursuant to any applicable policy of insurance, to defense and/or indemnity for third party claims.

Consultant warrants that he is legally competent to execute this Release and accepts full responsibility therefore. Consultant also agrees that he is signing this Release voluntarily and with full knowledge of its significance and legal consequence. Consultant also agrees that he has been advised to consult with any attorney before signing this Agreement and that Company has given Consultant a full twenty-one (21) days within which to consider this Agreement, before signing below, if Consultant so desires.

Consultant understands that he may rescind (that is, cancel) this Agreement within seven (7) calendar days of signing it to reinstate claims under the Age Discrimination In Employment Act of 1967 and within fifteen (15) calendar days to reinstate claims under the Minnesota Human Rights Act. To be effective, Consultant's rescission must be in writing and delivered to Company in care of the Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary, 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-0683. If delivered by mail, such rescission may be postmarked within the seven (7) or fifteen (15) day period, respectively, and sent by Certified Mail, Return Receipt Requested to H.B. Fuller Company at 1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota 55164-068, attention Senior Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary.

Consultant understands that timely rescission of any portion of this Agreement as provided herein, shall constitute a material breach of this Agreement resulting in immediate withdrawal and rescission of all promises, agreements and covenants contained herein, which shall then become immediately void and unenforceable.

     11.  WARRANTIES AND CONTROLLING LAWS
Consultant warrants that:

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(a)  Consultant will comply with the applicable law in the performance of its obligations under the terms of this Agreement, including without limitation the foregoing:

               (1) Consultant will comply fully with the export control laws and regulations of the United States Government with respect to work under this Agreement, and

               (2) In such performance, Consultant will not directly or indirectly pay, offer or authorize payment of anything of value (either in the form of compensation, gift, contribution or otherwise) to any person or organization contrary to applicable law, including the laws of the United States (such as the Foreign Corrupt Practices
          Act) and the laws of the country in which Consultant provides services under this Agreement.

          (b) With respect to any work performed under this Agreement, Consultant specifically understands and agrees that he shall not receive any payments in the nature of a rebate or similar benefit paid directly or indirectly by anyone, nor shall any employee or representative of the Company receive any such payment paid directly or indirectly by the Consultant or by anyone else on Consultant's behalf.

     12.  FEES OR TAXES, INDEMNITY AND LIABILITY
It is agreed (a) that Consultant shall be responsible for any other applicable taxes (federal, state, local or foreign) which may be required in connection with this Agreement; (b) that Consultant, Consultant's heirs, or assigns, shall not be entitled, by virtue of any work done under this Agreement, to any benefits under any pension, sick leave, life insurance, vacation, or disability, or other employees' benefit plan or plans maintained by Company for its employees; and (c) that Consultant hereby indemnifies and holds Company, its agents, and employees harmless against any and all claims, actions, and demands and against any damages, liabilities or expenses of Company, its agents, and employees which may be asserted or arise out of the foregoing matters covered in this paragraph.

     13.  JURISDICTION AND VENUE
This Agreement shall be governed by the laws of the State of Minnesota and Consultant hereby consents to the jurisdiction and venue of the courts of the State of Minnesota for the resolution of any disputes arising out of, or related to, this Agreement to the exclusion of the courts of any other state.

     14.  INTEGRATION AND SUPERSEDURE
This Agreement contains all the representations and understandings between Company and Consultant pertaining to the consulting services to be provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


H.B. FULLER COMPANY                     CONSULTANT
-----------------------------           ----------
(Company)


By: /s/ Patricia Jones                  By: /s/ Raymond A. Tucker
Chief Administrative Officer            Raymond A. Tucker